Exhibit 10.1

MEMORANDUM

Date:	September 29, 2011

To:	Tom Hammond

From:	Patricia Summers

Re:	Relocation/Repatriation Agreement

This letter confirms our understanding of the terms and conditions of your relocation and repatriation from Winnersh, England, to Pasadena, California. The effective date of your transfer is September 1, 2011. Your relocation benefits are detailed below. Should these provisions be acceptable, please sign and return this document to me.

Any allowances and differentials provided under the terms and conditions of your agreement for your assignment in the United Kingdom will end as of your relocation back to the US and each has been detailed in this agreement.

ALLOWANCES

Goods and Services Differential

The goods and services differential that was provided to compensate you for the costs of goods in Winnersh, UK will end effective August 31, 2011.

Automobile Allowance

The automobile lease extended to you during your international assignment in the UK will end as soon as administratively practical.

Foreign Housing

We provided you with fully furnished and serviced housing in the Winnersh area, inclusive of utilities. In order to accommodate your need to utilize the property through the end of the lease in February 2012, it is understood that the company will continue to lease this property and you will fully reimburse Jacobs for such costs, including utilities commencing on September 1, 2011. You agree that such reimbursement is subject to any increase as defined by the terms and conditions of the lease. The Company will not agree to a change in the terms and conditions of the lease with the lessor unless legally required to do so.

MISCELLANEOUS ASSIGNMENT PROVISIONS

Tax Equalization Policy

The Tax Department will advise you of any assignment related remuneration as well as any foreign filing obligations which may keep you in the tax equalization program beyond the final year of your repatriation. Effective the date of your repatriation, your hypothetical tax withholdings will cease and you will revert back to actual Federal and State income tax withholding as applicable.

Taxes

Reimbursements and allowances for certain repatriation costs may be reported as wages and are therefore subject to appropriate taxes. Any salary adjustment associated with this assignment is not intended to directly reimburse you for additional Federal, state, or local income taxes.

Employee Benefit Plans

You are eligible to change your benefits effective as soon as administratively practical with your repatriation date. A benefits package will be sent to you under separate cover. Should you have questions regarding benefits in Pasadena, please contact Steve Barder.

RELOCATION ASSISTANCE

You will be eligible to receive relocation assistance from Winnersh, UK to Pasadena, California consistent with our relocation policy and your position as an Executive Vice President. Relocation assistance terms and conditions are as follows:

Travel

We will provide you with economy coach-class airfare return to Southern California.

Interim Living Expenses

Upon your arrival in Southern California, you will be reimbursed for necessary, reasonable, and actual expenses for accommodations and one rental vehicle for a period of up to ninety (90) days.

Reimbursement of the daily meal allowance will be consistent with rates established in the U.S. Government Federal Travel Regulations.

Household Goods Shipment & Storage

We will pay reasonable expenses for packing, insuring, shipping and unpacking household and personal items from Reading and London, UK to the Southern California area, and as necessary for storage of household goods in the Southern California area. We will pay for such goods to be packed, insured, shipped, delivered, and unpacked at a location of your choice in the Southern California area. In addition, the company will pay for your household goods stored in the US to be packed, insured, shipped, delivered, and unpacked to a location of your choice in the Southern California area.

Home Purchase Assistance

Closing costs will be reimbursed for the purchase of a new home in the Southern California area, and TheMIGroup will assist you with this process. These costs include title search, appraisals, inspections, surveys, usual and customary loan points/loan origination fees (limited to 1.5%), and any other associated fees but limited to 5% of the sale price of the new home.

Resettlement Allowance

In accordance with the provisions of your original UK assignment agreement, you will receive a resettlement allowance of $4,000 upon your return from the UK. This allowance is designed to aid in the additional expenses for incidental items you may need to purchase or will incur as result of the resettlement. You must submit an expense report, attach a copy of this signed and executed Relocation Agreement, and forward to the Accounts Payable Department in Oak Ridge, Tennessee, for reimbursement of the transfer-relocation allowance and all expenses related to this relocation.

Approvals

None of the provisions of this or any other Jacobs Policy or procedure will be construed as an employment agreement. Employment with Jacobs can be terminated at any time with or without cause for either the employee concerned or by Jacobs.

Deviations to this document must have the prior approval of President and Chief Executive Officer, Craig Martin.

Tom, I believe this summarizes the terms and conditions of your repatriation and the relocation assistance provided. Please sign this agreement to acknowledge your receipt, understanding and acceptance of the terms herein noted.

/s/ Patricia H. Summers	/s/ Thomas R. Hammond
Patricia Summers	Thomas Hammond
Senior Vice President, Global HR	Executive Vice President, Operations

29-Sept-2011	29-Sept-2011
Date	Date